RISE PREPARING TO COMMENCE EXPLORATION CAMPAIGN AT IDAHO MARYLAND GOLD PROJECT

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Company preparing to commence exploration program in Fall 2017

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Numerous exploration targets identified in recent Technical Report

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Long history of dramatic exploration discoveries at the Idaho-Maryland Mine

June 12, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (“Rise” or the “Company”) is pleased to announce that preparations are underway to commence an exploration diamond drilling campaign at the Idaho-Maryland Gold Project.

The Idaho-Maryland Mine has a long history of dramatic discoveries.

In 1851, an outcrop of white quartz containing only low-grade gold values was discovered on the Eureka mining claim. Twelve years after the discovery of this outcrop, the operators of the Eureka Mine sunk a shaft 30 m (100 ft) deep and discovered the rich shoot of the #1 Vein. This major discovery led to the production of 935,000 oz of gold from a single continuous vein, the #1 Vein, at an average mill head grade of 39 gpt gold from 1866 to 1901. Our previous news release dated April 4nd 2017 provides the details of past production at the I-M Mine and is available on www.sedar.com.

In 1925, the Metals Exploration Company lost faith and abandoned the mine after tunneling to within 3 meters of the high grade #3 Vein. As a strong believer in the Idaho-Maryland Mine, Errol MacBoyle acquired the property and soon thereafter discovered the #3 Vein. This life-changing discovery brought huge wealth to the shareholders and the community and was the catalyst for the Idaho-Maryland Mine becoming the highest producing gold mine in the State of California by 1938.

The historic mining company continued to make new discoveries until the operation was forced to close in 1942 in response to the order of the War Production Board and again in 1956 due to the fixed price of gold.

Our recent Technical Report on the Property, authored by Amec Foster Wheeler, is available on the Company website and on www.sedar.com. Numerous exploration targets have been identified at the project as previously disclosed in our news release date June 1st 2017.

Rise CEO, Benjamin Mossman, commented, “After months of work reviewing the mine documents and the recent completion of our Technical Report, our confidence in the Idaho-Maryland Gold Project has only become stronger. It is truly remarkable that a project such as this could have laid idle for over 60 years without a single exploration hole being drilled underneath the historic mine workings. Our mission is to match the faith and discipline of the past explorers of Idaho-Maryland. With 60 years of technological advancement, our vision is that Rise will make the next major discovery at one of the United States’ greatest past producing gold mines”.

The Company is currently preparing drill sites for commencement of exploration diamond drilling to test the down-dip extensions of the #1, #3 and other significant past-producing veins at the Idaho-Maryland Mine. The Company anticipates that drilling will commence this fall. The Company is currently establishing offices and facilities in California and expanding its staff to manage and conduct the exploration program.

About Rise Gold Corp

Rise is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA. The Idaho-Maryland Gold mine is one of the United States’ greatest past producing gold mines with total past production of 2.4 Moz of gold from 1866-1955. Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp

For further information, please contact:

RISE GOLD CORP

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

www.risegoldcorp.com

INVESTOR RELATIONS

Skanderbeg Capital Advisors Inc.
Mario Vetro
T: 604.687.7130

Benjamin Mossman, P.Eng, CEO of the Rise Gold Corp, is the Qualified Person responsible for the content of this news release. The CSE has not reviewed, approved or disapproved of the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.